Exhibit 10.3

OPTION AGREEMENT

THIS OPTION AGREEMENT, made this 22nd day of June, 2009, by and between TOUCHMARK BANCSHARES, INC., a Georgia corporation (herein referred to as the “Seller”), and GWINNETT CLINIC, LTD., a Georgia corporation (herein referred to as the “Purchaser”).

R E C I T A L S

WHEREAS, Seller is the owner of all that tract or parcel of land lying and being in Land Lot 44 of the 1st District, Fulton County, Georgia, being more particularly described on Exhibit “A” attached hereto and incorporated herein by this reference (the “Property”); and

WHEREAS, Seller desires to grant to Purchaser an option to purchase the Property.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1. GRANT OF OPTION. Seller hereby grants and conveys to Purchaser, or its successors and assigns, an irrevocable and exclusive option to purchase from Seller, the Property, upon all the terms and conditions hereinafter set forth (the “Option”).

2. TERM OF OPTION. The term of the Option shall begin on June 22, 2009, and extend through December 22, 2010 (the “Option Term”). Purchaser may exercise the Option at any time during the Option Term upon providing written notice to Seller, and the conveyance of the Property as provided herein shall occur no sooner than thirty (30) days from the date that Seller receives said notice, unless waived by Seller; PROVIDED, HOWEVER, that Purchaser shall only have the right to exercise the Option in the event the Seller is unable to obtain approval from the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”) for the operation of a bank branch site upon the Property.

3. OPTION PRICE. If Purchaser exercises its Option as provided herein, Seller shall sell and transfer the Property to Purchaser and Purchaser shall purchase the Property from Seller, and Purchaser shall pay to Seller the purchase price of ONE MILLION SIX HUNDRED THOUSAND AND NO/100THS DOLLARS ($1,600,000.00), plus all expenses and closing costs incurred in connection with the initial acquisition by Seller of the Property from the FDIC. (“Purchase Price”). The Purchase Price shall be paid to Seller by Purchaser at Closing, as hereinafter defined, in cash or immediately collectible funds.

4. TIME OF ESSENCE. Time shall be deemed as of the essence of this Agreement.

5. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

6. CONVEYANCE OF TITLE. The Seller shall convey good and marketable fee simple title to the Property to the Purchaser pursuant to recordable limited warranty deed, free of title exceptions except those which are approved by Purchaser. Up through the Closing Date, as hereinafter defined, the Purchaser may deliver to the Seller a statement of any objections to the Seller’s title and the Seller shall have the right (but not the obligation) within a reasonable time thereafter in which to cure any such objections. In the event that the Seller fails to cure any such objections, the Purchaser may (i) terminate this Agreement, or (ii) waive such objections and close the transaction contemplated by this Agreement in accordance with all of the terms and provisions hereof. At any time prior to the Closing Date, the Purchaser shall have the right to check down the title from and after the effective date of the preliminary title examination contemplated in this Paragraph 6 and deliver to the Seller a written statement of any objection which appears in the public records of Fulton County, Georgia and affects title to the Property occurring subsequent to the preliminary title examination. The Seller shall have until the Closing Date to cure, at its expense, any such objection. In the event the Seller fails or refuses to cure such objection prior to the Closing Date, the Purchaser shall have the same rights with respect to such failure or refusal set forth in this Paragraph 6 as to preliminary title objections.

7. NOTICES. Any notice or communication required or permitted hereunder shall be given in writing, sent (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) United States mail, postage prepaid, registered or certified mail, return receipt requested or (d) prepaid telegram or telex (provided that such telegram or telex is confirmed by expedited delivery service or by mail in the manner previously described), addressed as follows:

As to Seller:	Touchmark Bancshares, Inc.
3740 Davinci Court, Suite 150
Norcross, Georgia 30092

As to Purchaser:	Gwinnett Clinic, Ltd.
475 Philip Boulevard, Suite 100
Lawrenceville, Georgia 30045

Either party hereto may change the address set forth above for giving notice to such party by giving written notice to the other party in the manner set forth above. Any such notice or communication shall be deemed to have been given either (i) in the case of hand delivery, at the time of personal delivery, (ii) in the case of delivery service or mail, as of the date of first attempted delivery, or (iii) in the case of telegram or telex, upon receipt.

8. REPRESENTATIONS.

A. Representations of Seller. The Seller makes the following representations, to the best knowledge of Seller but without any independent investigation:

(i) Seller owns fee simple title to the Property, subject to the title exceptions shown in Seller’s title insurance commitment;

(ii) Seller has not engaged any broker or agent with respect to the purchase and sale contemplated under this Agreement;

(iii) Seller has not received any notice from any governmental authority of any taking of the Property or any portion thereof by eminent domain and, to its knowledge, no condemnation or any taking of the Property is contemplated or threatened by any such governmental authority; and

B. Seller will not take, or cause to be taken, any action which would cause or threaten to cause, any of the representations stated herein to become incorrect or untrue.

9. PURCHASER’S REPRESENTATION. Purchaser hereby represents to the Seller that it has not engaged any broker or agent with respect to the purchase and sale contemplated under this Agreement.

10. CLOSING.

A. General. The Closing of the sale and purchase of the transaction contemplated herein (“Closing”) shall be on or before thirty (30) days after the date that Seller receives written notice of Purchaser’s exercise of the Option (the “Closing Date”), on a date and at a time designated by Purchaser upon five (5) days advance notice to Seller. The Closing shall take place in the offices of the law firm of Andersen, Tate & Carr, P.C. in Lawrenceville, Georgia, or at such other place designated by Seller. At the Closing, the Seller shall execute and deliver to the Purchaser a limited warranty deed conveying good and marketable fee simple title to the Property free and clear of all liens and encumbrances except the Permitted Title Exceptions.

B. Taxes. Real property ad valorem taxes assessed against the Property for the year in which the Closing occurs shall be prorated as of the Closing Date. In the event tax bills for the year in which the Closing occurs have not been issued at the time of the Closing, the proration shall be made on the basis of the taxes actually paid for the immediately preceding year. In the event the amount of such taxes is not finally determined at the date of Closing, an appropriate adjustment shall be made between Seller and Purchaser by payment of the difference, if any, when the actual amount of such taxes becomes known. If the Property is included within a larger parcel for taxing purposes, Seller agrees to cause the taxes to be paid on the real property of which the Property forms a part on or before the date such tax bills become delinquent. At the time that the tax bills are received for the year in which the Closing occurs (whether before or after the Closing), the Purchaser and the Seller shall make any adjustments made necessary by reason thereof.

C. Documents. The Seller and the Purchaser agree that such documents as may be legally necessary or appropriate to carry out the terms of this Agreement shall be executed and delivered by each party to the other at the Closing, including, but not limited to, an affidavit from the Seller in form and content acceptable to Purchaser’s title insurance company.

D. Expenses of Closing. The Purchaser shall pay the cost of the State of Georgia transfer tax due on the conveyance of the Property. The Purchaser shall pay the cost of the title examination, title certification costs, title insurance premiums, recording fees and all fees incurred in connection with the Closing. Each party shall bear the expense of its own legal counsel.

11. MISCELLANEOUS.

A. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective heirs, legal representatives, successors and assigns.

B. Date of this Agreement. In the event that any date or deadline set forth in this Agreement occurs on a Saturday, Sunday or legal holiday, such date or deadline shall automatically be extended to the next date which is not a Saturday, Sunday or legal holiday. The date of “final execution” and the “Effective Date” of this Agreement shall be the date of the last signature of Purchaser and Seller to this Agreement.

C. Assignment. Purchaser shall not be entitled to assign its rights hereunder except to an entity that controls, is controlled by, or is under the same control as Purchaser, or in which Purchaser is a general partner or managing member, without Seller’s prior written consent. “Control”, as used in this Paragraph shall mean beneficial ownership equal to or greater than 30% of the entity.

D. Possession. Full and complete possession of the Property shall be delivered to Purchaser at Closing.

E. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Option Agreement to be executed, under seal, as of the day and year indicated opposite their names below.

“PURCHASER”

GWINNETT CLINIC, LTD., a Georgia corporation

June 22, 2009	By:
Date	J.J. Shah, President

“SELLER”

TOUCHMARK BANCSHARES, INC., a Georgia corporation

June 22, 2009	By:
Date	William R. Short, President

EXHIBIT “A”

LEGAL DESCRIPTION

All that tract or parcel of land containing 1.907 acres lying and being in the City of Alpharetta in Land Lot 44 of the 1st District, 1st Section of Fulton County, Georgia, and being more particularly described as follows:

BEGINNING at a  1/2 inch rebar pin found at the northwesterly end of a miter of the right of way intersection of the southerly right of way of Old Milton Parkway (aka Georgia State Route 120), a right of way of varying widths, with the westerly right of way of Brookside Parkway, a right of way of varying widths;

Thence along said miter and right of way of Brookside Parkway South 24 degrees 24 minutes 50 seconds East a distance of 21.69 feet to a  1/2 inch rebar pin found;

Thence continuing along said right of way South 24 degrees 28 minutes 10 seconds West a distance of 84.34 feet to a  1/2 inch rebar pin found;

Thence continuing along said right of way along a curve to the right having a radius of 744.16 feet an arc distance of 144.22 feet (said arc being subtended by a chord bearing South 30 degrees 01 minutes 00 seconds West a distance of 143.99 feet) to a  1/2 inch rebar pin found;

Thence continuing along said right of way South 35 degrees 34 minutes 07 seconds West a distance of 96.60 feet to a  1 /2 inch rebar pin set;

Thence leaving said right of way North 65 degrees 29 minutes 36 seconds West a distance of 66.80 feet to a  1/2 inch rebar pin set;

Thence North 24 degrees 30 minutes 24 seconds East a distance of 90.00 feet to a nail set;

Thence North 65 degrees 29 minutes 36 seconds West a distance of 213.50 feet to a nail set;

Thence North 24 degrees 30 minutes 24 seconds East a distance of 246.56 feet to a  1/2 inch rebar pin set on aforesaid southerly right of way of Old Milton Parkway;

Thence along said right of way South 65 degrees 31 minutes 30 seconds East a distance of 296.25 feet to a  1/2 inch rebar pin found and the POINT OF BEGINNING.

Said property being shown on that certain ALTA/ACSM Land Title Survey for Touchmark Bancshares, Inc. and Chicago Title Insurance Company prepared by McKim & Creed, containing the seal of George H. Pinion, GRLS No. 1606 dated June 10, 2009.